Exhibit 21.01

SUBSIDIARIES OF THE COMPANY

Subsidiary Name	State of Incorporation/Formation

NRG Assets Management, LLC	Texas
Blacksands Petroleum Texas LLC	Texas
Copano Bay Holdings, Inc.	Texas